Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Sunnova Energy International Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule (1)	Amount Registered (2)	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	Other	750,000 shares	$15.76	$11,820,000	0.0000927	$1,095.71
Total Offering Amounts					$11,820,000		$1,095.71
Total Fee Offsets							—
Net Fee Due							$1,095.71

(1)

Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the amount of the registration fee, on the basis of the average of the high and low prices of shares of the Registrant’s Common Stock as reported on the New York Stock Exchange on May 16, 2022, which is within five business days of this filing.

(2)

Consists of common stock, par value $0.0001 per share, of Sunnova Energy International Inc. (“Common Stock”) issuable pursuant to the Sunnova Energy International Inc. Employee Stock Purchase Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover such indeterminate number of additional shares of Common Stock as may become issuable as a result of stock splits, stock dividends, recapitalization or other similar transactions pursuant to the adjustment or antidilution provisions under the Plan.